CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-150899 on Form S-8 of William Penn Bancorp, Inc. of our report dated September 25, 2009, (which report expresses an unqualified opinion and an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 157 on June 30, 2007) relating to our audit of the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of William Penn Bancorp, Inc. for the year ended June 30, 2009.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania

September 25, 2009